Exhibit 99.1

SERVICE BANCORP, INC.	For Immediate Release

81 Main Street

Medway, MA 02053

Service Bancorp, Inc. Reports Earnings

for the Quarter Ended September 30, 2006

Medway, MA, October 25, 2006 – Service Bancorp, Inc. (OTC Bulletin Board: SERC), the bank holding company for Strata Bank, announced net income for the first quarter ended September 30, 2006 of $249,000, or $0.15 per share, compared with $680,000, or $0.41 per share, for the same quarter a year ago, a decrease of $431,000, or 63.4%. Net income for the for the quarter ended September 30, 2006 included a provision for loan losses of $300,000 compared with a provision for loan losses of $132,000 for the same quarter a year ago. The increased provision was related mostly to an allocation of the allowance for loan losses during the quarter ended September 30, 2006 to a commercial relationship deemed to be impaired by the Company. Net income for the quarter was also affected by the rising interest rate environment of the past year and resulting decrease in interest rate spread and lower gains from the sale of securities compared to the quarter ended September 30, 2005.

Pamela J. Montpelier, Chief Executive Officer and President of Service Bancorp, Inc. and Strata Bank, stated: “I am proud of our team’s ability to move the bank forward when faced with economic challenges that impact our bottom line such as the margin compression. Additionally, this quarter we needed to increase the allowance for loan losses for a commercial loan that was deemed impaired. We remain focused on steady growth and continue to expand our commercial relationships in our market area.”

The Company’s total assets were $406.5 million as of September 30, 2006, compared with $402.2 million as of June 30, 2006, an increase of $4.3 million, or 1.1%. The increase in assets includes an increase in total gross loans of $2.2 million since June 30, 2006 to $326.3 million. Commercial loans, which include commercial real estate, construction and commercial business loans, increased $3.7 million, or 2.7%, during the quarter ended September 30, 2006 to $143.7 million. The Company, through its residential loan origination division, the Strata Mortgage Center, originated $9.1 million in residential real estate loans of which $4.3 million were sold on the secondary market and $1.4 million were designated as held for sale at September 30, 2006. Total residential real estate loans including loans held for sale decreased by $1.8 million, or 1.1%, to $156.5 million at September 30, 2006. The decrease in residential loans reflects the aforementioned loan sales and loan amortization during the quarter. The Company was also successful in increasing home equity loans since June 30, 2006 by $227,000, or 0.9%, to $24.8 million.

Investment securities, which consist primarily of government sponsored enterprise bonds, mortgage-backed securities and corporate bonds increased $1.7 million, or 2.9%, since June 30, 2006 to $60.0 million at September 30, 2006 due to net purchases during the quarter and change in unrealized loss on securities available for sale due to favorable changes in the market prices for debt securities during the quarter. Total deposits were $268.1 million approximately level with the $268.7 million at June 30, 2006. An increase in certificates of deposit this quarter of $5.0 million, or 4.1%, was offset with a decrease in core deposits of $5.6 million, or 3.8%. Funding for this quarter’s growth in assets was provided by an increase in borrowings from the Federal Home Loan Bank of Boston of $3.8 million, or 3.7%.

For the quarter ended September 30, 2006, net interest income decreased $123,000, or 4.1%, compared with the same quarter last year. Average earning assets increased $45.6 million, or 13.6%, due to loan growth and an increase in investment securities while the yield on assets increased 57 basis points to 6.27% compared to the same quarter last year. The positive effect on interest income from the earning asset growth and higher asset yield, however, was more than offset by an increase in interest expense. The increase in interest expense resulted from an increase in average interest bearing liabilities of $47.0 million, or 16.4%, to fund asset growth, an increase in cost of liabilities of 122 basis points to 3.71%, as well as a change in the mix of liabilities, reflecting increased reliance upon borrowings and higher cost certificates of deposit compared to the same quarter last year. While a rising rate environment over the past year resulted in the increases in earning asset yield and cost of liabilities, this change in market interest rates disproportionately affected the Company’s interest expense, as certain of the Company’s liability costs have risen faster than yields on earning assets. The effect of the rising rate environment, together with the Company’s greater reliance on higher cost funding, resulted in a decline in interest rate spread of 65 basis points to 2.56% and a decrease in interest rate margin of 55 basis points to 3.02% for the quarter ended September 30, 2006 compared to the same quarter last year.

The provision for loan losses was $300,000 for the quarter ended September 30, 2006, which was $168,000 higher than the $132,000 recorded for the same quarter last year. The allowance for loan losses totaled $3.2 million at September 30, 2006 and represented 0.96% of loans outstanding, compared with the 0.88% at June 30, 2006. This quarter’s higher loan loss provision and increase in allowance as a percentage of total loans was due mostly to a required allowance for loan losses allocation during the quarter ended September 30, 2006 to a commercial relationship deemed by the Company to be impaired.

Non-interest income was $471,000 for the quarter ended September 30, 2006, which was $154,000, or 24.6%, lower than the same quarter last year due mostly to lower gains from the sale of securities. Gains from the sale of securities for the quarter ended September 30, 2006 totaled $35,000 as the Company realized gains from the sale of several equity securities. Gains from the sale of securities for the quarter ended September 30, 2005 totaled $242,000 as the Company sold several debt securities including a corporate bond for a sizable gain. Partially offsetting this decrease in non-interest income was an increase in mortgage banking gains of $46,000 due to an increase in residential loan sales this quarter compared to the same quarter last year.

Total non-interest expense for the quarter ended September 30, 2006 was $2.7 million, an increase of $217,000, or 8.9%, due to increased employee salary expense and higher technology expenses primarily relating to data processing and computer software which support the Company’s growth in operations.

Stockholders’ equity increased to $28.6 million, or $17.41 book value per share, at September 30, 2006 from $27.7 million, or $16.89 book value per share, at June 30, 2006. The Company’s ratio of stockholders’ equity to total assets at September 30, 2006 was 7.03%, which together with other capital measures, qualifies the Company as “well-capitalized” under applicable bank regulatory guidelines. The comparative ratio at June 30, 2006 was 6.88%. The increase in the ratio reflects the increase in capital from retained earnings and change in accumulated other comprehensive income due to favorable changes in the market prices for debt securities during the quarter.

Service Bancorp, Inc. is the bank holding company of Strata Bank, a Massachusetts-chartered savings bank established in 1871. Strata Bank serves the communities centrally located between Boston, MA, Worcester, MA and Providence, RI. This region continues to experience commercial, industrial and residential growth, especially along the Route 495 corridor. The Company plans to continue to take advantage of opportunities to increase market share in these communities.

Strata Bank is headquartered in Medway, Massachusetts, approximately 30 miles southwest of Boston, Strata Bank operates eight full-service offices in Medway, Millis, Medfield, Franklin, Bellingham, Hopkinton, and Milford. In addition, the Bank has a limited service branch in Franklin at the Forge Hill Senior Living Community. Strata Bank offers a wide array of personal and commercial banking products and services. Nationally known bank rating companies such as Bauer Financial have continually awarded Strata Bank excellent ratings for financial strength.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words “believe”, “anticipates”, “plans”, “expects” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the Company’s actual results to differ materially from those contemplated by such forward-looking statements. These important factors include, without limitation, the Company’s continued ability to originate quality loans, fluctuation in interest rates, real estate conditions in the Company’s lending areas, changes in the securities or financial markets, changes in loan delinquency and charge-off rates, general and local economic conditions, the Company’s continued ability to attract and retain deposits, the Company’s ability to control costs, new accounting pronouncements, and changing regulatory requirements. The Company undertakes no obligation to publicly release the results of any revisions to those forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

For further information contact:

Dana S. Philbrook

Chief Financial Officer

Strata Bank

81 Main Street

Medway, MA 02053

(800) 339-4346

SERVICE BANCORP, INC.

Condensed Financial Information (unaudited)

(Dollars in thousands, except per share amounts)

	September 30, 2006	June 30, 2006	September 30, 2005
Consolidated Balance Sheet Data:
Total assets	$406,479	$402,166	$365,133
Total loans, net of allowance for loan losses	324,085	322,158	287,588
Short-term investments	1,121	5	4
Other investments	60,042	58,371	54,778
Deposits	268,094	268,719	257,983
Borrowings	107,684	103,858	76,728
Stockholders’ equity	28,569	27,670	26,637

Capital and Asset Quality Ratios and Other Data:
Stockholders’ equity to total assets	7.03%	6.88%	7.30%
Book value per share	$17.41	$16.89	$16.43

Non-performing assets to total assets	0.36%	0.50%	0.08%
Allowance for loan losses to loans	0.96%	0.88%	0.91%

Number of full-service offices	8	8	8
Number of limited-service offices	1	1	1

	Quarter Ended September 30,
	2006	2005
Consolidated Statement of Income Data:
Total interest income	$5,999	$4,794
Total interest expense	3,141	1,813

Net interest income	2,858	2,981
Provision for loan losses	300	132

Net interest income, after provision for loan losses	2,558	2,849

Service charges and other income	381	374
Mortgage banking gains, net	55	9
Securities sale gains, net	35	242

Total non-interest income	471	625

Total non-interest expense	2,654	2,437

Income before income taxes	375	1,037
Income taxes	126	357

Net income	$249	$680

Earnings per share:
Basic	$0.15	$0.42

Diluted	$0.15	$0.41

Weighted average shares:
Basic	1,639,566	1,619,852

Diluted	1,660,741	1,642,247

Performance Ratios:
Annualized return on average assets	0.25%	0.76%
Annualized return on average equity	3.49%	10.04%
Net interest spread	2.56%	3.21%
Net interest margin	3.02%	3.57%